EXHIBIT 10.8


                       AGREEMENT TO PURCHASE CORPORATION



By and between Net/Tech International, Inc., (hereafter NTTI) and James Neill.

WHEREAS James Neill owns 100% of the outstanding stock in Pressure Point Technologies, Inc., (hereafter PPT).

WHEREAS NTTI is a duly formed Delaware Corporation,

WHEREAS PPT is a duly formed Michigan Corporation,

WHEREAS NTTI is desirous of purchasing 100% of PPT Corp. and it's Batteryless Remote Control Technology, (hereafter BRCT),

WHEREAS PPT has developed the technology for a Batteryless Remote Control Device which uses include, but are not limited to: televisions, VCRs, garage door openers and car door openers,

WHEREAS PPT has applied to the US Patent Office and has a pending patent for the Batteryless Remote Control Technology,

For mutual consideration between the parties which is hereby acknowledged, it is agreed:


         1) NTTI agrees to purchase and James Neill agrees to sell 100% (One Hundred) of PPT outstanding stock, and all rights and interest in PPT, including, but not limited to, all rights and interest to PPT's pending patent for batteryless remote control technology (BRCT);

         2) In consideration thereof, NTTI agrees to promptly pay James Neill the following in a stock for stock exchange:

            a. 25,000 (twenty-five thousand) shares of NTTI authorized, but unissued common stock.

         3) In addition, James Neill agrees to serve on the NTTI technical advisory board for the following consideration to assist in analyzing and evaluating potential technological acquisitions.

In consideration of his service on NTTI's Technical Advisory Board, NTTI agrees to pay Mr. Neill an amount equal to 3% (three) of NTTI's cost to manufacture the BRCT products. Said royalty shall be paid to Mr. Neill as product revenue is received by NTTI for the sale of BRCT products. Royalties to Mr. Neill will decrease with volume sales of BRCT products under the following schedule:

                3% (Three) of cost of first 100,000 (One Hundred thousand) Units

                2% (Two) of cost of units 100,000 (One Hundred Thousand) through unit 1,000,000 (One Million)

                1% (One) of cost of 1,000,000 (One Million) Units and above.


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                a) The royalties contemplated under this agreement will be deemed earned upon appointment of Mr. Neill to the Technical Advisory Board and will not be changed by any later action affecting Mr. Neill's position of the Board. As additional consideration for his service on NTTI's advisory board, NTTI agrees to grant Mr. Neill 2,500 (Twenty-five Hundred) stock options at an exercise price of $2.00 (Two Dollars). Once exercised, said stock shall be held pursuant to Securities and Exchange Commission's (SEC) Rule 144 holding period.

         4) NTTI hereby agrees that for a period of 10 (ten) years from date of this agreement, if NTTI sells the BRCT, which purchase is detailed in this agreement, NTTI shall pay James Neill 10% (ten) of any profit NTTI shall realize as a result of that sale. Profit shall be determined as follows:

            a. The difference between sale price (sale price to include any consideration received by NTTI for BRCT including royalties and other fees) of the technology from NTTI to an unrelated 3rd (third) party and the value of NTTI stock at the date of transfer to James Neill.

It is further agreed and understood that any improvements, enhancements, or modifications made by NTTI will become part of the existing BRCT Technology and have no effect on payment due PPT or Mr. Neill under this agreement.

          5) This constitutes the entire agreement between the parties and cannot be changed unless it is done in writing and is mutually acceptable.

          6) This agreement is subject to approval by NTTI Board of Directors.

Agreed to: Oct.29, 1996


/s/ JAMES NEILL                                   /s/ GLENN E. COHEN
--------------------------                        -----------------------------
James Neill, President                            Glenn E. Cohen, President
Pressure Point Technologies                       Net/Tech International, Inc.